Exhibit (d)(3)(i)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA FUNDS TRUST

OPERATING EXPENSE LIMITS

Name of Fund1	Maximum Operating Expense Limit
(as a percentage of average net assets)
Voya VACS Series CB Fund	0.15%
Initial Term Expires August 1, 2026
Voya VACS Series HYB Fund	0.15%
Initial Term Expires August 1, 2024
		Maximum Operating Expense Limit
		(as a percentage of average net assets)
			Share Classes
Name of Fund1	A	C	I	R	R6	W

Voya GNMA Income Fund	0.84%	1.59%	0.54%	N/A	0.54%	0.59%

Voya Government Money Market Fund	0.35%	1.35%	0.35%	N/A	0.35%	0.35%

Voya High Yield Bond Fund	1.10%	1.85%	0.85%	1.35%	0.83%	0.85%

Voya Intermediate Bond Fund	0.75%	1.50%	0.50%	1.00%	0.50%	0.50%

Voya Short Duration Bond Fund	0.65%	1.40%	0.35%	0.90%	0.30%	0.40%
(formerly, Voya Short Term Bond Fund)

Voya Short Duration High Income Fund	0.85%	1.60%	0.60%	N/A	0.60%	0.60%
Initial Term for Class W Expires August 1, 2026

Effective Date: August 8, 2025, to remove Voya Floating Rate Fund.

1This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.